Exhibit 7.3

Dated as of May 7, 2013

Project Skipper

US$330,000,000 Senior Secured Facility

Commitment Letter

Confidential

Power Joy (Cayman) Limited

Skipper Holdings Limited

Skipper Limited

Skipper Acquisition Corporation

Ladies and Gentlemen:

CPEChina Fund, L.P. (“CPEChina”), CITIC Capital China Partners II, L.P. (“CITIC II”) and (CITIC Capital (Tianjin) Equity Investment Limited Partnership) (“CITIC Tianjin”), and AlpInvest Partners B.V. (“AlpInvest” and together with CPEChina, CITIC II and CITIC Tianjin, collectively the “CITIC Sponsors”), Ellington Investments Pte. Ltd. (the “Temasek Sponsor”), A1 Gharrafa Investment Company (the “Qatar Sponsor” and together with the CITIC Sponsors and the Temasek Sponsor, and their respective permitted affiliate transferees, each individually a “Sponsor” and collectively, the “Sponsors”), Power Joy (Cayman) Limited, a special purpose vehicle incorporated in the Cayman Islands (“Power Joy”) which owns no less than 4% of the issued and outstanding shares of the Target (as defined below) as of the date hereof, Skipper Holdings Limited, a special purpose vehicle incorporated in the Cayman Islands (“Holdco”), which owns Skipper Limited, a special purpose vehicle incorporated in the Cayman Islands (“Parent”), which in turn owns Skipper Acquisition Corporation (“Skipper Acquisition”), a special purpose company incorporated in Delaware (the “Borrower”, together with Holdco, Parent and Power Joy, “you”) have advised Bank of Taiwan (“BOT”), Cathay United Bank, Co., LTD (“CUB”), ICBC International Capital Limited (“ICBCI”), Maybank Investment Bank Berhad (“Maybank”) and Nomura International (Hong Kong) Limited (“Nomura”), that the Borrower will seek to acquire, by way of merging Skipper Acquisition with and into AsiaInfo-Linkage, Inc., a Delaware corporation currently listed on NASDAQ with stock code Asia.NASDAQ (the “Target”) (with the Target being the surviving company), 100% of the issued and outstanding shares of the Target. In connection with these transactions (collectively, the “Acquisition”), you have further advised us that the Borrower will require senior secured debt facility (the “Facility”) in the aggregate principal amount of up to US$330,000,000. Capitalized terms used herein and not otherwise defined in this Commitment Letter shall have the meanings given to them in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”).

COMMITMENT LETTER

1.	THE FINANCING.

1.1	Commitments. BOT, CUB, ICBCI, Maybank and Nomura is each pleased to advise you of its commitment to arrange and syndicate the Facility, and Bank of Taiwan, New York Branch (“BOTNY”), Cathay United Bank, LTD. Los Angeles Agency (“CUBLA”), ICBC International Holdings Limited (“ICBCI Holdings”), Maybank International (L) Ltd. (“MIL”) and Nomura Special Investments Singapore Pte. Ltd. (“NSIS”; together with BOTNY, CUBLA, ICBCI Holdings and MIL, the “Initial Lenders”) is each pleased to advise you of its commitment to severally underwrite one-fifth of the amount of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (including the Term Sheet).

1.2	Facility. BOT, CUB, ICBCI, Maybank and Nomura (the “Initial Mandated Lead Arrangers” or “Initial MLAs” and together with potentially other financial institutions to be selected by BOT, CUB, ICBCI, Maybank and Nomura (i) prior to the Closing Date, that are Eligible Assignees or consented by you (provided that the underwriting commitments provided in Clause 1.1 above shall remain unaffected until a new Mandated Lead Arranger becomes a party to the Credit Agreement); or (ii) on or after the Closing Date, in consultation with you, collectively, the “Mandated Lead Arrangers”) are pleased to advise you the terms and conditions on which we are willing to arrange the Facility.

1.3	Roles. It is understood and agreed that (a) the Mandated Lead Arrangers will act as the sole and exclusive lead arrangers and bookrunners of the Facility; (b) BOTNY, CUBLA, ICBCI Holdings, MIL and NSIS (and potentially other financial institutions to be selected by BOT, CUB, ICBCI, Maybank and Nomura (i) prior to the Closing Date, that are Eligible Assignees or consented by you (provided that the underwriting commitments provided in Clause 1.1 above shall remain unaffected until a new Bank becomes a party to the Credit Agreement); or (ii) on or after the Closing Date, in consultation with you, collectively, the “Banks” together with the Mandated Lead Arrangers, collectively, the “Commitment Parties”) will act as the sole and exclusive underwriters of the Facility; and (c) one or more Mandated Lead Arrangers (or a Lender (as defined below) selected by BOT, CUB, ICBCI, Maybank and Nomura in consultation with you) or their affiliates will act as the facility agent and security agent for the Lenders, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles, and each agent will receive fees that are reasonably acceptable to you.

1.4	Exclusivity. You agree that, except as expressly contemplated by this Commitment Letter (including the Term Sheet) or in the Fee Letter referred to below (collectively, the “Commitment Documents”) or with the consent of the Mandated Lead Arrangers, no other underwriters, agents, co-agents, coordinators, arrangers or bookrunners will be appointed, no other such titles will be awarded and no compensation will be paid to any persons (other than the Commitment Parties or their affiliates) in relation to the debt being raised in connection with the financing arrangements contemplated herein (together with the Acquisition, collectively, the “Transaction”) by the Sponsors, you or any of their and your affiliates (including the Borrower and, after the consummation of the Acquisition, the Target Group).

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1.5	Additional Roles. Notwithstanding Clauses 1.2 and 1.3 above, the Mandated Lead Arrangers shall be permitted to allocate to one or more Commitment Parties or Lenders the titles of arranger, co-arranger, bookrunner or such other title as the Mandated Lead Arrangers may determine with respect to the Facility in consultation with you and subject to your consent.

2.	SYNDICATION; CLEAR MARKET.

2.1	Syndication. The Mandated Lead Arrangers intend to syndicate all or a portion of their commitments under the Facility to one or more of banks, financial institutions and other entities (the financial institutions becoming parties to the Credit Agreement as lenders being collectively referred to herein as the “Lenders”) that will be selected by the Mandated Lead Arrangers and (i) prior to the Closing Date, that are Eligible Assignees or consented by you; or (ii) on or after the Closing Date, after consultation with you. The Initial Lenders may assign all or any portion of the Initial Lenders’ commitments hereunder with respect to the Facility prior to the Closing Date to (A) any of its affiliates; or (B) any Eligible Assignee, without any requirement of your consent; provided that, such syndication and assignment shall not relieve or release any Initial Lender of its obligations set forth herein until such new Lender’s execution of the Credit Agreement. It is understood that the signing of the Credit Agreement will occur on or shortly prior to the Closing Date. The Mandated Lead Arrangers intend that syndication shall commence promptly following the later of (a) your execution of this Commitment Letter; and (b) your selection as sole preferred bidder in respect of the Acquisition. The Mandated Lead Arrangers will manage exclusively all aspects of the syndication, including decisions as to the selection of institutions to be approached, when they will be approached, when their commitments will be accepted, which institutions will participate, the book building and the allocations of the commitments among the Lenders, and how much compensation will be provided to the potential Lenders. You understand and agree that the Mandated Lead Arrangers may select one or more additional arrangers (in consultation with you) to direct the syndication on their behalf.

2.2	Syndication Assistance. In order to assist the Mandated Lead Arrangers in achieving a timely, orderly and successful syndication, you agree to take such commercially reasonable actions and provide such commercially reasonable assistance requested by the Mandated Lead Arrangers. Such assistance shall include you or the Borrower:

(a)	using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of the Sponsors and the Group (including, after the Acquisition, the Target Group);

(b)	providing direct contact between senior management, representatives and advisors of the Sponsors (and your arranging (and prior to the consummation of the Acquisition, using commercially reasonable efforts to arrange), to the extent practical, appropriate and reasonable and in all instances subject to, and not in contravention of Merger Agreement, for direct contact between senior management, representatives and advisors of the Target Group), on the one hand, and prospective Lenders, on the other hand, at times and locations to be mutually agreed upon;

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(c)	providing reasonable assistance in the preparation of a customary confidential information memorandum (“Information Memorandum”) and other customary marketing materials to be used in connection with the syndication, which will include information about the Acquisition, the Facility, the Target Group and the Sponsors, and how the proceeds of the financing will be used by the Borrower and the Target Group, and the review and approval of the Information Memorandum by the Borrower and the Sponsors prior to its distribution by the Mandated Lead Arrangers to prospective Lenders on the Borrower’s behalf;

(d)	preparing and providing all available information with respect to the Acquisition, the Borrower, the Target Group and the Sponsors that the Mandated Lead Arrangers may reasonably request or deem necessary to complete the primary syndication successfully, including (i) due diligence reports commissioned by you or your affiliates in connection with the Acquisition, and access to the preparers thereof (on such access terms mutually agreed between the Mandated Lead Arrangers and such preparers); and (ii) financial information and financial projections prepared by, or on behalf of, you in respect of the Target Group (such financial projections, including a business plan, the “Projections”); and

(e)	making available the senior management and representatives of the Sponsors (and your arranging (and prior to the consummation of the Acquisition, using commercially reasonable efforts to arrange), to the extent practical, appropriate and reasonable and in all instances subject to, and not in contravention of Merger Agreement, for senior management and representatives of the Target Group to be available) for the purposes of giving presentations to, and participating in a maximum of two (2) information meetings with, prospective Lenders at times and locations to be mutually agreed upon.

2.3	Clear Market. To further assist the Mandated Lead Arrangers in their syndication efforts, you agree that during the period (the “Syndication Period”) from the date hereof until the earlier to occur of (a) the six (6) month anniversary of the Utilization Date (or the seven (7) month anniversary of the Utilization Date, to the extent the Mandated Lead Arrangers notify you in writing within 3 business days prior to the six (6) month anniversary of the Utilization Date that the primary syndication of the Facility has not been completed); and (b) the date on which the Mandated Lead Arrangers notify you in writing that the primary syndication of the Facility has been completed (the “Syndication Date”), you will not, and you will not permit Holdco, Parent, the Borrower or any other member of the Group to syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility (including the establishment of a series of bilateral arrangements) or debt securities (including any renewals thereof) in each case to be taken up or issued by you in the commercial bank or capital markets, other than (i) any unsecured bilateral facilities of the Onshore Group Members for working capital purposes to the extent the aggregate amount of all such facilities of the Onshore Group Members does not exceed US$20,000,000 (or its equivalent in other currencies); and (ii) any unsecured bilateral facilities of the Offshore Group Members for working capital purposes to the extent the aggregate amount of all such facilities of the Group does not exceed US$40,000,000 (or its equivalent in other currencies). If the Syndication Date has not occurred prior to the end of the Syndication Period, the Borrower and the Mandated Lead Arrangers agree to negotiate in good faith an extension to the Syndication Period on terms that are mutually acceptable to each of them.

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2.4	It is understood and agreed that your obligations set forth in Clause 2.2 and Clause 2.3 in respect of the Target Group shall be on a commercially reasonable efforts basis prior to the Utilization Date. Notwithstanding anything to the contrary contained in the Commitment Documents, in accordance with Annex A of the Term Sheet, it is understood and agreed that the Successful Syndication or the compliance with any of the other provisions set forth in Clauses 2.2 and 2.3 above shall not constitute a condition precedent to the commitments hereunder or the funding of the Facility.

2.5	For purposes of the Commitment Documents, the term “Onshore” shall mean within the People’s Republic of China, excluding Hong Kong, Taiwan and Macau (the “PRC”), and the term “Offshore” shall mean outside of the PRC, and shall include Hong Kong, Taiwan and Macau.

3.	REPRESENTATIONS.

3.1	Information and Projections. You hereby represent and warrant to the Commitment Parties that (but only to the best of your knowledge with respect to Information regarding the Target Group and it businesses to the extent such representation is similarly qualified under the Merger Agreement) (provided that the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Facility on the Utilization Date) (a) all factual information (other than the Projections and expressions of opinion regarding future results or circumstances, if any) that has been or will be made available to the Commitment Parties and the Lenders by or on behalf of you, the Borrower or any other member of the Group or any of your or its representatives (the “Information”) is, or will be, when taken as a whole, true, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto so long as any such supplements and updates were made prior to the time of reliance on such Information by the Commitment Parties); and (b) all Projections and expressions of opinion regarding future results or circumstances, if any, that have been or will be prepared by or on behalf of you, the Borrower, any other member of the Group or any of your or its representatives and made available to the Commitment Parties, any Lender or any potential Lender (including those contained in the Information Memorandum) have been or will be prepared in good faith after due and proper consideration and careful inquiry, and shall be based upon historical information and on assumptions and facts believed to be reasonable at the time they were made, it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. If any of the representations and warranties in the immediately preceding sentence proves to be incorrect at any time prior to the achievement of Successful Syndication, you agree to promptly provide notice thereof and (or with respect to the Target Group, will (and prior to the consummation of the Acquisition, will use commercially reasonable efforts to)) supplement the Information and the Projections from time to time to the Commitment Parties, any Lender and any potential Lender, as applicable, so that the representations and warranties contained in this paragraph shall remain correct at all times. You understand that in underwriting, arranging and syndicating the Facility, the Commitment Parties and each Lender shall be entitled to use and rely on the Information and Projections without independent verification thereof, and do not assume any responsibility for the accuracy or completeness thereof.

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4.	FEES; CONDITIONS; CONFIDENTIALITY; ACCEPTANCE.

4.1	Fees. As consideration for (a) the Mandated Lead Arrangers’ commitments to arrange and syndicate the Facility; and (b) the Banks’ commitments to underwrite the Facility, you agree to pay to the Commitment Parties the fees set forth in a separate Fee Letter executed between you and them (the “Fee Letter”). The terms of the Fee Letter are an integral part of the Commitment Parties’ commitment hereunder and constitute part of the Commitment Documents for all purposes hereof. Each of the fees described in the Fee Letter shall be fully earned on the dates set forth therein and non-refundable when paid.

4.2	Conditions

The commitments of the Banks hereunder and the Mandated Lead Arrangers’ agreement to perform the services described herein are subject only to the following conditions precedent:

(a)	the execution and delivery by Holdco, Parent and the Borrower to the Facility Agent of a credit agreement (the “Credit Agreement”) with respect to the Facility (the Credit Agreement, together with the documents described in paragraph 7 of Annex A attached to the Term Sheet, collectively, the “Finance Documents”), containing terms that are consistent with the provisions of the Term Sheet;

(b)	since December 31, 2012 (except as disclosed in the Company Disclosure Schedule (as defined in the Merger Agreement), there has not been any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which constitutes a Company Material Adverse Effect (as defined in the Merger Agreement) that would result in the failure of a condition precedent to your obligations to consummate the Acquisition under the Merger Agreement;

(c)	the accuracy of the Merger Agreement Representations (as defined in Clause 4.3) and the Specified Representations (as defined in Clause 4.3) in all material respects (without giving effect to any limitation as to “materiality” set forth therein); and

(d)	the conditions set forth in Annex A to the Term Sheet;

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it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Finance Documents) other than as set forth in the foregoing clauses (a) through (d), and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the funding under the Facility shall occur.

4.3	Conditions Limitation Provisions.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Finance Documents or any other letter agreement or other undertaking concerning the Transaction to the contrary, (a) the only representations and warranties made on the Utilization Date and the accuracy of which shall be a condition to the availability of the Facility on the Utilization Date shall be (i) such of the representations and warranties with respect to the Target made in the Merger Agreement (for the avoidance of doubt, notwithstanding any definition of “material adverse change” or similar term as defined or used as an event of default in the Finance Documents, the only representation and warranty as to the absence of any material adverse change made on the Utilization Date and the accuracy of which shall be a condition to the availability of the Facility on the Utilization Date shall be the representation and warranty with respect to any “Company Material Adverse Effect” (as defined in the Merger Agreement) contained in the Merger Agreement) to the extent a breach of such representations and warranties is material to the interests of the Commitment Parties (collectively, the “Merger Agreement Representations”); provided that notwithstanding anything set forth in this Commitment Letter, the Fee Letter, the Finance Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, a failure of any Merger Agreement Representation to be true and correct shall not result in a failure of a condition to the availability of the Facility on the Utilization Date, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition or such failure gives you the right (taking into account any applicable cure provisions) to terminate your obligations under the Merger Agreement; and (ii) the Specified Representations; and (b) the terms of the Finance Documents shall be in a form such that they do not impair the availability of the Facility on the Utilization Date if the conditions expressly set forth in the immediately preceding paragraph are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (other than to the extent that a lien on such collateral may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code; or (B) the delivery of stock certificates of the Borrower) is not or cannot be provided on the Utilization Date after your use of your commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facility and shall not affect the size of the Facility available on the Utilization Date, but shall be required to be delivered within 60 days after the Utilization Date (subject to extensions agreed to by the Facility Agent). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Finance Documents relating to organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Finance Documents), the due authorization, execution, delivery and enforceability only of the applicable Finance Documents, solvency on a consolidated basis as of the Utilization Date consistent with the solvency certificate in Annex B attached to the Term Sheet, no conflicts of Finance Documents with constitutional documents or applicable material laws, U.S. Federal Reserve margin regulations, the U.S. Patriot Act, OFAC, FCPA, the U.S. Investment Company Act and, subject to permitted liens (including liens permitted to be incurred or remain outstanding following the Utilization Date pursuant to the terms of the Merger Agreement) and the limitations set forth in the prior sentence, the creation, validity and perfection (but not priority) of security interests with respect to the Facility. The provisions of this paragraph shall be referred to herein collectively as the “Conditions Limitation Provisions.”

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4.4	Confidential Information. The Commitment Parties agree to keep confidential the information that you provide to us in respect of the Transaction (including as contained in the Information Memorandum), and each party to this Commitment Letter agrees that none of the terms or substance of the Commitment Documents shall be disclosed, directly or indirectly, to any other person without the other parties’ prior written consent; provided that notwithstanding the foregoing, disclosure shall be permitted (a) by any party hereto to its respective officers, directors, employees, affiliates, equity investors (including prospective participants), accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter, who are provided the information only on a confidential basis or are otherwise subject to confidentiality obligations as a matter of law or professional practice; (b) to the extent compelled in a judicial or administrative proceeding or as otherwise required by law, rule or stock exchange (in which case each party agrees (to the extent practical and permitted under applicable law) to inform the other parties promptly thereof); (c) by you to the stockholders of the Target, the Target and their officers, directors, employees, accountants, advisors, attorneys and agents who are directly involved in the consideration of the Acquisition and who are provided the information only on a need-to-know basis and who have agreed to keep the same confidential or are otherwise subject to confidentiality obligations as a matter of law or professional practice; (d) as part of any public filing or prospectus but only to the extent required by any securities exchange listing rules or similar regulations; (e) by the Commitment Parties to prospective participants in the Facility who have agreed to keep the same confidential; (f) by the Commitment Parties to financial or other periodicals and newspapers and such disclosure relates only to the fact and amount of the commitment provided by the Commitment Parties hereunder, and if the Acquisition is consummated, the investment of the Commitment Parties and any other participant in the Transaction resulting from their commitment provided hereunder or any other services rendered by them hereunder; and (g) to the extent such information was or becomes generally available to the public other than as a result of a breach of this Commitment Letter.

If you request that the Commitment Parties or the Lenders deliver certain documents and information relating to the Facility or the Commitment Parties’ commitments hereunder via electronic transmissions, you acknowledge and agree that the privacy and integrity of electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to the Facility or the Commitment Parties’ commitments hereunder are transmitted electronically, you agree to release the Commitment Parties and the Lenders from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorized interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties except to the extent resulting from the Commitment Parties’ or the Lenders’ fraud, willful misconduct or gross negligence as determined by a non-appealable judgment of a court of competent jurisdiction. Under no circumstances will the Commitment Parties or the Lenders be liable for any ordinary, direct or indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether the Commitment Parties or the Lenders have been apprised of the likelihood of such damages occurring.

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4.5	Standard Terms. The Standard Terms and Conditions set forth in Exhibit B shall apply to the Commitment Documents in all respects.

5.	TERMINATION AND ACCEPTANCE.

5.1	Termination. The Commitment Parties’ commitments hereunder will be terminated on the earliest to occur of (a) fifteen (15) days from the date of this Commitment Letter (or such later date as the Mandated Lead Arrangers may approve in their reasonable discretion) unless the Merger Agreement is executed and delivered by the parties thereto prior to that date; (b) ten (10) months from the date of this Commitment Letter (or such later date as the Mandated Lead Arrangers may approve in their reasonable discretion) unless the Credit Agreement is executed and delivered by the parties thereto prior to that date; (c) the date on which the Mandated Lead Arrangers have received written notice that the Sponsors do not intend to proceed with the Acquisition; (d) it is announced that a party other than Holdco, Parent or the Borrower has signed a definitive agreement to acquire the Target; and (e) the deadline for acceptance specified in paragraph 5.2 below (if this Commitment Letter and the Fee Letter are not executed by you and delivered to the Mandated Lead Arrangers before that time). The Commitment Parties’ commitments hereunder will be terminated and replaced by the commitments under the Credit Agreement and your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Credit Agreement. Notwithstanding the foregoing, the provisions of the Fee Letter and Clauses 1.4 (Exclusivity), 4.1 (Fees), 5 (Termination), 1 of Exhibit B (Indemnification; Taxes), 2.1 of Exhibit B (Service to Third Parties), 2.2 of Exhibit B (No Assignment), 2.3 of Exhibit B (Entire Agreement), 2.4 of Exhibit B (Governing Law), 2.11 of Exhibit B (Counterparts) of this Commitment Letter shall survive the expiration or termination of the Commitment Parties’ commitments hereunder. In addition, the provisions of Clauses 1.2 (Facility), 1.3 (Roles), all of Clause 2 (Syndication; Clear Market) and Clause 3.1 (Information and Projections) of this Commitment Letter shall continue until the expiration of the Syndication Period, and Clause 4.4 (Confidential Information) of this Commitment Letter shall continue for a period of one (1) year after the signing of the Commitment Documents. All fees, expenses and other amounts payable under the Commitment Documents shall remain due and payable following such expiration or termination.

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5.2	Acceptance. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of the Commitment Documents by returning to each Mandated Lead Arranger executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., Hong Kong time, on date that is 15 days from the date of this letter. The commitments of the Commitment Parties hereunder will automatically expire at such time if we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MANDATED LEAD ARRANGER:

BANK OF TAIWAN

By:	/s/ Kevin H. Hsieh
Name:	Kevin H. Hsieh
Title:	VP & General Manager

BANK AND INITIAL LENDER:

BANK OF TAIWAN, NEW YORK BRANCH

By:	/s/ Kevin H. Hsieh
Name:	Kevin H. Hsieh
Title:	VP & General Manager

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MANDATED LEAD ARRANGER:

CATHAY UNITED BANK, CO., LTD

By:	/s/ Andy Liu
Name:	Andy Liu
Title:	Senior Vice President

BANK AND INITIAL LENDER:

CATHAY UNITED BANK, LTD.
LOS ANGELES AGENCY

By:	/s/ Alex Wu
Name:	Alex Wu
Title:	SVP & General Manager

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MANDATED LEAD ARRANGER:

ICBC INTERNATIONAL CAPITAL LIMITED

By:	/s/ John Fei
Name:	John Fei
Title:	Managing Director

By:	/s/ Melvin Yip
Name:	Melvin Yip
Title:	Executive Director

BANK AND INITIAL LENDER:

ICBC INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Charles Wang
Name:	Charles Wang
Title:	Deputy CEO

By:	/s/ John Fei
Name:	John Fei
Title:	Managing Director

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MANDATED LEAD ARRANGER:

MAYBANK INVESTMENT BANK BERHAD

By:	/s/ OH-LAU CHONG JIN
Name:	OH-LAU CHONG JIN
Title:	Managing Director, Head of Debt Markets
Maybank Investment Bank Bhd

By:	/s/ V. Saraswarthy
Name:	V. SARASWATHY
Title:	Director, Regional Head of Leverage Finance
Maybank Investment Bank Bhd

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For and on behalf of
MAYBANK INTERNATIONAL (L) LTD
as Lender

/s/ Jubely Bin Pa

Name:	JUBELY BIN PA (8529)
Title:	CHIEF EXECUTIVE OFFICER

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MANDATED LEAD ARRANGER:

NOMURA INTERNATIONAL (HONG KONG) LIMITED

By:	/s/ Clayton Carol
Name:	Clayton Carol
Title:	Managing Director

BANK AND INITIAL LENDER:

NOMURA SPECIAL INVESTMENTS SINGAPORE PTE. LTD.

By:	/s/ Djamal Nasser Attamimi
Name:	Djamal Nasser Attamimi
Title:	Director

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Accepted and agreed to:

POWER JOY (CAYMAN) LIMITED

By:	/s/ Ji Zhen
Name:	Ji Zhen
Title:	Authorised Signatory

SKIPPER HOLDINGS LIMITED

By:	/s/ Ji Zhen
Name:	Ji Zhen
Title:	Authorised Signatory

SKIPPER LIMITED

By:	/s/ Ji Zhen
Name:	Ji Zhen
Title:	Authorised Signatory

SKIPPER ACQUISITION CORPORATION

By:	/s/ Ji Zhen
Name:	Ji Zhen
Title:	Authorised Signatory
Date:	May 12, 2013

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EXHIBIT A

TERM SHEET

STRICTLY PRIVATE AND CONFIDENTIAL

TERM SHEET

USD330 Million Senior Secured Facility

PARTIES

Borrower:	Skipper Acquisition Corporation, a special purpose vehicle incorporated in Delaware which is 100% owned by Parent (“Skipper Acquisition”). Immediately following the acquisition, the Borrower and the Target shall merge, with the Target being the surviving entity, following which all the liabilities of the Borrower under the finance documents shall become liabilities of the Target

Sponsors:

(a)    CPEChina Fund, L.P. (“CPEChina”), as well as CITIC Capital China Partners II, L.P. (“CITIC II”), (CITIC Capital (Tianjin) Equity Investment Limited Partnership) (“CITIC Tianjin”), and AlpInvest Partners B.V. (“AlpInvest” and together with CPEChina, CITIC II and CITIC Tianjin, and their respective permitted affiliate transferees, collectively, the “CITIC Sponsors”);

(b) Ellington Investments Pte. Ltd. (the “Temasek Sponsor”);

(c)    A1 Gharrafa Investment Company (the “Qatar Sponsor” and together with the CITIC Sponsors and the Temasek Sponsor, and their respective permitted affiliate transferees, the “Institutional Sponsors”); and

(d)    Mr. Edward Tian, Mr. Steve Chang, Mr. Steven Zhang, CBC TMT III Limited, InnoValue Capital Ltd., Mr. James Ding, Mr. Michael Wu, Mr. Yadong Jin, and other member of management of the Target rolling over shares in the Target (collectively, together with their respective permitted affiliate transferees, the “Management Sponsors” and together with the Institutional Sponsors, the “Sponsors”)

Parent:	Skipper Limited, a special purpose vehicle incorporated in the Cayman Islands with limited liability, which will be 100% owned by Holdco

Holdco:	Skipper Holdings Limited, a special purpose vehicle incorporated in the Cayman Islands with limited liability, which will be 100% owned by the Sponsors

Target or Company:	AsiaInfo-Linkage, Inc., a Delaware corporation currently listed on NASDAQ with stock code Asia.NASDAQ, the surviving entity upon merger with Borrower

TERM SHEET

Target Group:	The Target and all its subsidiaries from time to time

Group:	Holdco and all its subsidiaries from time to time (each a “Group Member” and collectively, the “Group Members”)

Guarantors:	Holdco, Parent, together with any other Offshore Group Member that becomes a Guarantor after the Closing Date (collectively, the “Guarantors”), will guaranty the repayment of the Facility

Obligors:	The Borrower and the Guarantors

Onshore:	Within the People’s Republic of China, excluding Hong Kong, Taiwan and Macau (the “PRC”)

Offshore:	Outside of the PRC, and shall include Hong Kong, Taiwan and Macau

Mandated Lead Arrangers:	Bank of Taiwan, Cathay United Bank, Co., LTD, ICBC International Capital Limited, Maybank Investment Bank Berhad and Nomura International (Hong Kong) Limited (“Initial MLAs”)

Lenders:	Bank of Taiwan, New York Branch, Cathay United Bank, LTD. Los Angeles Agency, ICBC International Holdings Limited, Maybank International (L) Ltd., Nomura Special Investments Singapore Pte. Ltd. and a group of other financial institutions invited by the Initial MLAs subject to the assignment and transfer provisions set forth below

Facility Agent:	Bank of Taiwan

Security Agent:	Cathay United Bank, Co., LTD (The Mandated Lead Arrangers, the Lenders, the Facility Agent and the Security Agent is each a “Finance Party” and collectively the “Finance Parties”)

Facility Amount and Type:	The amount of the Facility will be US$330,000,000 comprising of:

1. Tranche A: 60 month term loan facility of US$250,000,000

2. Tranche B: 6 month bridge loan facility of US$80,000,000

Provided that the aggregate drawdown amount under the Facility shall not in any event exceed 40% of the total consideration (including the merger consideration and the Acquisition Costs (as defined below)) for the Acquisition

Currency	USD

Margin:	Tranche A: 4.75% p.a. and is subject to adjustment in accordance with the following pricing grid:

	Leverage	Margin (p.a.)
	>= 4x	4.75%
	< 4x but >= 3x	4.25%
	< 3x but >= 1.5x	3.75%
	< 1.5x	3.25%

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No step down for first 12 months from the Utilization Date. From the date falling 12 months after the Utilization Date and provided no Event of Default is continuing, the Margin may vary in accordance with the grid above by reference to the Leverage ratio. Any Margin adjustment will take effect from the first day of the next Interest Period following the date on which the relevant quarterly accounts and related compliance certificate are received. During such time as an Event of Default is continuing, the Margin shall revert to 4.75% p.a.

Tranche B: 4.75% p.a.

Maturity Date:	Tranche A: 60 months from the Utilization Date

Tranche B: 6 months from the Utilization Date

Purpose:	To fund (a) a portion of the consideration for the acquisition by way of merger of the entire issued share capital of the Target (the “Acquisition”); and (b) related acquisition and/or the financing costs and expenses as set forth in the agreed financial model (“Acquisition Costs”). The consummation of the Acquisition, the execution and delivery of the Finance Documents and the satisfaction of all conditions precedent to the funding of the Facility shall all occur prior to, or substantially simultaneously on, the Closing Date

Availability Period:	From the date of the Credit Agreement to until the earliest to occur of (a) the Utilization Date; (b) the date on which the Merger Agreement lapses, terminates or otherwise ceases to be in effect; (c) the date on which the Mandated Lead Arrangers have received written notice that the Sponsors do not intend to proceed with the Acquisition; and (d) the date that is two months from the date of the Credit Agreement

Minimum Equity Contribution from the Sponsors:	Equity contribution (the “Equity Contribution”) shall be the total cash and rollover equity contributions in the form of equity to be injected into the Borrower (to the extent Equity Contribution will be made in the form of shareholder loans, such shareholder loans shall be unsecured and subordinated on terms satisfactory to the Security Agent). The Equity Contribution shall be used to pay no less than 60% of the total consideration (including the merger consideration and the Acquisition Costs) for the Acquisition

Utilization:	One single draw down

Utilization Date / Closing Date:	The date on which the Facility is utilized (the “Utilization Date” or the “Closing Date”)

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Repayment:	Repayment in accordance with the following schedule:

Tranche A (based on an average life of no more than 3.5 years):

	Due Date	Amount of principal repayment

	1st anniversary of the Utilization Date	US$30,000,000

	2nd anniversary of the Utilization Date	US$42,500,000

	3rd anniversary of the Utilization Date	US$42,500,000

	4th anniversary of the Utilization Date	US$42,500,000

	Maturity Date	The outstanding amount of the loan at such time

Tranche B: 6 months after the Utilization Date

Voluntary Prepayment:	The Loan may be prepaid after the first three months following the Utilization Date in whole or in part on 5 business days’ prior notice (but, if in part, by a minimum of US$10,000,000). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without penalty and shall be applied first towards Tranche B until repaid in full and second to the repayment instalments of Tranche A in the forward order of maturity. Any amount prepaid in respect of the Facility may not be redrawn. No amount of Tranche A shall be prepaid until Tranche B has been repaid in full.

Standard breakage costs will apply for any prepayments not made on an interest payment date.

PRICING

Arrangement Fee:	As set forth in the Fee Letter

Commitment Fee:	A non-refundable commitment fee on the unutilized part of the Facility at a rate of 40% of the applicable Margin per annum, which shall accrue from the date of signing of the Credit Agreement until the Utilization Date, and payable only on the Utilization Date (and shall not, for the avoidance of doubt, be payable if the Utilization Date does not occur)

Ticking Fee:	A non-refundable ticking fee on the unutilized part of the Facility at a rate of 1.50% per annum, which shall accrue from the date of signing of the Credit Agreement until the last day of the Availability Period and payable only on such last day of the Availability Period (and shall not, for the avoidance of doubt, be payable if the Utilization Date occurs)

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Interest Periods for Loan:	1, 2 or 3 months

Interest on Loan:	The aggregate of the applicable:

(a) Margin; and

(b) LIBOR (set by reference to Reuters or, if not available, on the basis of rates provided by three agreed Reference Banks)

Payment of Interest on Loan:	Interest is payable on the last day of each Interest Period

Default Interest Rate:	All principal and any other amounts owing under the Loan to the extent not paid when due, will bear an interest at a rate of 2.0% above the Interest otherwise applicable for the Loan

SECURITY

Ranking:	First priority ranking in respect of any indebtedness of the Borrower

Security:	Closing Date Security:

1. Share pledge over all the present and future share capital of Parent and the Borrower (and upon completion of the Acquisition, the Target)

2.      Security over the assets (including the bank accounts (including establishment and security over an Offshore Debt Service Account of the Borrower maintained with the Facility Agent or a bank acceptable to the Initial MLAs), if any, and rights under the Merger Agreement, and excluding such equity interests or indebtedness of the subsidiaries of the Borrower that are not required to be pledged under “Post-Closing Security” below) of the Borrower, Parent and Holdco, subject to the Conditions Limitation Provisions

Post-Closing Security:

1.      Only Lenders can be a hedge counterparty (a “Hedge Counterparty”) to the extent that the Borrower enters into any hedging arrangements with respect to the Facility. The Hedge Counterparties, if applicable, will be entitled to the benefits of the guaranties and security of the Facility subject to restrictions under applicable law (including Dodd-Frank)

2. Following the Closing Date, the Borrower shall:

(a)    pledge 65% of all the present and future issued share capital of AsiaInfo-Linkage (H.K.) Systems Co., Ltd. (“AsiaInfo HK”) (such share pledge, the “AsiaInfo HK Share Pledge”), and cause the applicable Group Member to pledge 65% of all present and future issued share capital of AsiaInfo-Linkage Technologies Investment Ltd. (“ALTIL”) and Hong Kong AsiaInfo-Linkage Technology Ltd. (“HKALTL”), to the extent ALTIL or HKALTL is a Material Offshore Group Member (as defined below);

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(b)    (i) to the extent AsiaInfo International Ptd. Ltd. (“AsiaInfo Singapore”) or any of its subsidiaries is a Material Offshore Group Member (as defined below), use commercially reasonable efforts to obtain any necessary consent from Alpha Growth International Pte. Ltd. (the “AGI Consent”) with respect to the guaranty and security to be provided by AsiaInfo Singapore and its subsidiaries; and (ii) upon receipt of, and to the extent of, such AGI Consent, (A) cause AsiaInfo Singapore, AsiaInfo Linkage (M) SDN. BHD. (“AsiaInfo Malaysia”) and AsiaInfo-Linkage (Thailand) Ltd. (“AsiaInfo Thailand”) to become Guarantors by executing a joinder to the Credit Agreement and a general security agreement, together with such other security agreements, all in form and substance reasonably satisfactory to the Security Agent (including being sufficient to grant to the Security Agent a first priority lien (subject to permitted liens) in and to all of the assets of such Offshore Group Member) (such documents, collectively, the “Accession Documents”); and (B) (x) pledge all the present and future issued share capital of AsiaInfo Singapore held by the Borrower, being 70% of the entire issued share capital of AsiaInfo Singapore as of the date hereof; and (y) cause the applicable Offshore Group Member to pledge all the present and future issued share capital of AsiaInfo Malaysia and AsiaInfo Thailand held by such Offshore Group Member; and

(c) to the extent Bonson Information Technology Ltd. (“Bonson”) is a Material Offshore Group Member after the Closing Date, pledge 65% of all the present and future issued share capital of Bonson

For the purposes of this Term Sheet, “Material Offshore Group Member” means (i) any Offshore Group Member that has (x) earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA) representing 7.5% or more of EBITDA of the Group or (y) annual revenue representing 7.5% or more of the total annual revenue of the Group (calculated on a consolidated basis and excluding any intra-Group items); and (ii) any holding company of a Material Offshore Group Member, such test to be tested as of (A) the last date of the financial quarter of the Target immediately prior to the Closing Date based on the financial statements of the Target for the period ending on such date; and (B) December 31, 2013 and each June 30 and December 31 of each year thereafter based on the audited annual or unaudited semi-annual financial statements of the Borrower for the period ending on such date required to be delivered under the Credit Agreement

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In connection with the above Post-Closing Security, provide to the Facility Agent all other documentation, including opinions of counsel reasonably satisfactory to the Facility Agent (limited to one set of legal counsel in each applicable jurisdiction) with respect to the validity of the security, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation in connection with the security

3.        After the Post-Closing Security set forth in paragraph 2 above has been completed, any pledge (other than the AsiaInfo HK Share Pledge and any pledge of 65% of the stock of a first-tier subsidiary), guarantee or other security granted by or over a first-tier Offshore Group Member that is a Controlled Foreign Corporation (as defined under U.S. tax laws, a “CFC”) shall be permitted to be released upon request by the Borrower to the extent the Borrower shall have provided in a business plan reasonably acceptable to the Facility Agent that such CFC may in the future incur substantial earnings and profits for US tax purposes, provided that if any such first-tier Offshore Group Member is a Material Offshore Group Member and ceases to be a CFC, the Borrower shall (or, to the extent the AGI Consent is required, shall use commercially reasonable efforts to obtain such AGI Consent to) pledge all the present and future issued share capital of such Offshore Group Member held by it and cause such Offshore Group Member to become a Guarantor and provide security consistent with such security provided prior to the release

4.        With respect to any newly formed or acquired Offshore Group Member after the Closing Date that is a first-tier subsidiary of the Borrower and a Material Offshore Group Member (or becomes a Material Offshore Group Member), within 30 days after the formation or acquisition of such Offshore Group Member (or after becoming a Material Offshore Group Member or such longer period agreed to by the Facility Agent), the Borrower shall, to the extent permitted by applicable local law, (x) cause such Offshore Group Member to become a Guarantor and execute and deliver the applicable Accession Documents; and (y) pledge all the present and future issued share capital of such newly formed or acquired Offshore Group Member held by it; provided that the Borrower shall not be required to complete the actions set forth in clauses (x) and (y) above to the extent (1) such Offshore Group Member is a CFC; and (2) the Borrower shall have provided in a business plan reasonably acceptable to the Facility Agent that such CFC (or its directly held subsidiaries) may in the future incur substantial earnings and profits for US tax purposes, in which event the Borrower shall pledge 65% of all the present and future issued share capital of such first-tier subsidiary of the Borrower

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5. No new Offshore Group Member shall be formed or acquired after the Closing Date if it is not a first-tier subsidiary of the Borrower, unless:

(x) such new Offshore Group Member is an existing subsidiary of any first-tier subsidiary proposed to be acquired by the Borrower; or

(y) no later than 30 days prior to the formation or acquisition of such Offshore Group Member (or such shorter period agreed to by the Facility Agent), the Borrower shall have informed the Lenders of the proposed formation or acquisition of such Offshore Group Member and the commercial reasons of not having such Offshore Group Member as a first-tier subsidiary of the Borrower reasonably acceptable to the Facility Agent (provided that a failure to so notify before such formation or acquisition shall not constitute a default if the Borrower shall provide such commercial reasons reasonably acceptable to the Facility Agent), in each case the Borrower and the Lenders shall consult in good faith in order to cause to be granted to the Lenders, to the extent permitted by applicable local law, any pledge, guarantee and other security by and over such Offshore Group Member (that is or becomes a Material Offshore Group Member) that is at least consistent with any pledge, guarantee and other security by and over any similarly situated Material Offshore Group Member granted under paragraph 2 above, taking into account the jurisdiction, shareholders, subsidiaries, expected earnings and profits for U.S. federal income tax purposes of such newly formed or acquired Material Offshore Group Member (and any other factors determined to be relevant at the time), which pledge, guarantee and such other security, if applicable, shall be completed within 30 days after the formation or acquisition of such Material Offshore Group Member (or after becoming a Material Offshore Group Member or such longer period agreed to by the Facility Agent)

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6.        On the date (each such date, a “Determination Date”) the audited annual or unaudited semi-annual financial statements of the Borrower for the periods ending on each June 30 and December 31 of each financial year (commencing on December 31, 2013) are required to be delivered, it shall be determined if the aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA) and aggregate annual revenue of (a) the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items), (b) AsiaInfo HK and its subsidiaries (calculated on a consolidated basis), and (c) any Offshore Group Member that is a first-tier subsidiary of the Borrower and a CFC and that has 65% of its present and future issued share capital pledge (calculated on a consolidated basis), equals or exceeds 85% of the consolidated EBITDA and consolidated annual revenue of the Group (such test, the “Group Coverage Test”), in each case calculated based on the audited annual or unaudited semi-annual financial statements of the Borrower for such period. In the event the Borrower fails to satisfy the Group Coverage Test, the Borrower shall within 30 days of such Determination Date (or such longer period agreed to be the Facility Agent), to the extent permitted by applicable local law, (a) cause additional Offshore Group Members to become Guarantors and execute and deliver the applicable Accession Documents and have all the present and future issued share capital of such Guarantors pledged, and/or (b) pledge 65% of the present and future issued share capital of additional Offshore Group Members that are first-tier subsidiaries of the Borrower and satisfy the conditions set forth in the proviso in paragraph 4 above, in each case in order to satisfy the Group Coverage Test provided that no additional security to be provided by such Offshore Group Members shall be inconsistent with the agreed upon security principles applicable to the Material Offshore Group Members as set forth in this section “Post-Closing Security” (as if all references to “Material Offshore Group Members” were to “Offshore Group Members”).

OTHERTERMS

Documentation:	The Loan will be made available under a credit agreement (the “Credit Agreement”) and other legal documents deemed necessary by the Facility Agent based on the customary form legal documentation governed by New York law (other than certain security documents governed by laws of other applicable jurisdictions) customized for Asian loan market transactions of this nature, and incorporating the terms set forth under this Term Sheet (but in all cases subject to the Conditions Limitation Provisions). It is agreed and understood that all terms and conditions set forth in this Term Sheet and the Finance Documents shall not be binding upon, nor inure to the benefit of any member of the Target Group unless and until the Closing Date has occurred

Mandatory Prepayment and Cancellation:	(a) Illegality

A Lender may cancel its Commitment and/or require prepayment of its share of the Loan to the extent required by law as a result of change in law after the signing date of the Commitment Letter

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(b) Merger Delay or Failure

If the Facility Agent fails to receive a certified copy of the Merger Certificate within three (3) Business Days from the Utilization Date, the Loan, together with accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable

(c) Exit Events

The Facility will be cancelled and the Loan, together with accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable upon the occurrence of:

(i)      a Change of Control occurs, where “Change of Control” means (a) the CITIC Sponsors and the Management Sponsors collectively ceasing to own (directly or indirectly) at least 66 2/3% of the voting shares of Holdco; (b) the Management Sponsors ceasing to own (directly or indirectly) at least 30% of the voting shares of Holdco; (c) the CITIC Sponsors and Mr. Edward Tian collectively ceasing to have management control of the Group, including the ability to elect a majority of the board of directors of Holdco, the Borrower and following the Acquisition, the Target; or (d) Holdco ceasing to own the same legal and beneficial ownership percentage of the Borrower and each other Material Group Member as is owned by Holdco (directly or indirectly) on the date of the Credit Agreement, where a “Material Group Member” means a Group Member with an annual revenue exceeding either 10% of the total revenue of the Group or 5% of the total net profit of the Group, or a holding company of such Group Member;

(ii)     a currency event resulting from a new law or regulation or a change in an existing law or regulation of the PRC or the policies of any governmental agency in the PRC (or interpretation or administration thereof), in each case occurring after the date of the Credit Agreement, which restricts the conversion of RMB to USD or restricts the Onshore Group Members from making dividends or distributions to their Offshore parents; provided that the Borrower shall be permitted to cure such event if (i) Holdco injects by way of equity (or subordinated shareholder loans on terms satisfactory to the Security Agent) an amount (the “Currency Cure Amount”) to be deposited in the Offshore Debt Service Account sufficient to ensure compliance with the applicable covenant regarding the amount to be deposited in such account at such time and (ii) theproceeds of the Currency Cure Amount are injected or advanced by Holdco on or before 45 days after the occurrence of such currency event;

- 10 -	TERM SHEET

(iii) the sale of all or substantially all of the assets of the Group or the Target whether in a single transaction or a series of related transactions; or

(iv) an IPO of the shares of any Group Member or any holding company of a Group Member.

(d)     An amount equal to the amount of disposal proceeds, the amount of insurance proceeds, the amount of reports claims proceeds, the Cure Amount and the amount of early swap/hedge unwind proceeds received by the Group Members will be applied by the Borrower in prepayment of the Facility at the end of the Interest Period during which the amount is received (or later to the extent only forming reports claims proceeds, disposal proceeds or insurance proceeds at that time in accordance with the definitions of those terms), subject to customary thresholds and reinvestment exceptions to be agreed. All mandatory prepayments of the Facility shall be applied first towards Tranche B until repaid in full, and second towards the repayment instalments of Tranche A in the forward order of maturity

Representations:	Subject to the Conditions Limitation Provisions, the Borrower and Holdco will make the following customary representations (on behalf of itself and each member of the Group) on the date of the Credit Agreement, on the date of the utilization request and on the Utilization Date subject to agreed carve outs and agreed materiality qualifiers:

(a) status

(b) binding obligations

(c) non conflict with other obligations

(d) power and authority

(e) validity and admissibility in evidence

(f) governing law and enforcement

(g)     no deduction of tax (subject to customary exceptions including that the Lender be a US person, eligible for the portfolio interest exemption or an exemption under an applicable treaty and be FATCA compliant)

(h) no filing or stamp taxes

(i) no default

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(j) no misleading information

(k) financial statements

(l) financial indebtedness, pari passu ranking, perfection and security

(m) no immunity

(n) no proceedings pending or threatened

(o) no breach of laws

(p) environmental law

(q) taxation

(r) group structure/holding companies

(s) share capital

(t) acquisition

(u) insurance

(v) pension

(w) no governmental consents

(x) title to assets

(y) solvency

(z) intellectual property filing

(aa) Investment Company Act

(bb) PATRIOT Act

(cc) the Office of Foreign Assets Control of the US Treasure Department (OFAC)

(dd) US margin regulations

(ee) accounting reference date

(ff)     no adverse consequences in the relevant jurisdictions (being jurisdiction of incorporation, jurisdiction whose laws govern the perfection of the security granted by it, jurisdiction where it conducts its business and jurisdiction where assets subject to security is situated) of the Obligors (in each case other than the United States)

Information Undertakings:	The Borrower shall supply each of the following:

(a)      as soon as they become available, but in any event within 90 days of the end of its financial years its audited consolidated financial statements (together with the related unaudited consolidating financial statements, if requested by the Facility Agent)

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(b)    as soon as they become available, but in any event within 60 days of the end of its financial half years its consolidated financial statements (together with the related consolidating financial statements if requested by the Facility Agent)

(c)    as soon as they become available, but in any event within 45 days of the end of its financial quarter its consolidated financial statements (together with the related consolidating financial statements if requested by the Facility Agent)

(d) all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally if reasonably requested by the Facility Agent

(e) notice of any default, material litigation, arbitration or administrative proceedings

(f) such other information regarding the financial condition, business and operations of any member of the Group as the Facility Agent may reasonably request (acting on the instruction of any Lender)

On the introduction of or any change in law, a change in the composition of the shareholders of a member of the Group (if such new shareholder is not an existing member of the Group) or a proposed assignment or transfer by a Lender, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply such documentation and other evidence as is reasonably requested by the Facility Agent (for itself and on behalf of any Lender) or any Lender (or prospective new Lender) in order for the Facility Agent or such Lender (or prospective new Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the transactions contemplated in the Finance Documents

Financial Covenants:	(a) Maximum Leverage

	through 3Q 2014:	3.50x

	4Q 2014 – 3Q 2015:	2.75x

	4Q 2015 till End:	1.75x

(b) Minimum Interest Cover

	through 3Q 2015:	3.0x

	4Q 2015 to End:	5.0x

(c) Minimum Cashflow Cover of 1.40x

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Verification of Financial covenants will start no later than the end of the second full Financial Quarter after the Utilization Date.

Financial covenants to be based on the agreed base case model. The above will be computed on a rolling 12-month basis based on the audited annual and unaudited semi-annual and quarterly consolidated financials of the Borrower and its subsidiaries and will be tested on a quarterly basis; provided that, the Borrower shall be deemed to have satisfied (a) the Minimum Interest Cover if the Net Cash Interest Costs for that Relevant Period is or is deemed to be zero; and (b) the Minimum Cashflow Cover if the Debt Service (other than Debt Service for Tranche B) for that Relevant Period is or is deemed to be zero. The Company must provide a compliance certificate signed by the chief financial officer of the Company certifying as to the financial information and its compliance with the financial covenants on a quarterly basis at the same time as the related financial statements are being delivered to the Facility Agent.

The financial definitions are set forth in Schedule 1 attached hereto

General Covenants:	The Borrower and each member of the Group (if applicable), subject to agreed carve outs and agreed materiality qualifiers, will agree to the following undertakings:

(a) authorizations

(b) compliance with laws

(c) negative pledge subject to agreed exceptions

(d) preservation of assets; restriction on disposals subject to agreed exceptions

(e) restriction on merger

(f) restriction on investment and acquisition subject to agreed exceptions

(g) no material change of business

(h) environmental compliance and claims

(i) taxation

(j)       account operation mechanics in relation to the Offshore Debt Service Account including but without limitation that the Borrower must maintain the Offshore Debt Service Account with Facility Agent, create a first lien security interest over such Offshore Debt Service Account and enter into a customary deposit account control agreement with Facility Agent and Security Agent

(k)      following the Utilization Date, the Borrower and its affiliates must provide Security Agent with the Onshore Group Members’ accounts receivable breakdown on a quarterly basis commencing at the end of the second full Financial Quarter after the Utilization Date, including but not limited to company name, payment due date and amount receivables, and in addition, the Borrower and its affiliates must give authorization to Security Agent and/or its appointed third party to make inquiry of Target accounts receivable status from People’s Bank of China Credit Reference Center receivable pledge registration public notice system

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(l)      after loan utilization, Security Agent and/or its appointed third party retain the rights to inspect and review on field any accounts receivable and receipts of payment regularly, the Borrower shall provide necessary assistance

(m)    commencing from 30 days after the Utilization Date, maintenance of a cash balance in the Offshore Debt Service Account that is at least equivalent to the next six months of principal (other than Tranche B) and interest payments during the term of the Facility

(n) group and holding company structure

(o)     no financial indebtedness, loan out, giving of guarantees or indemnities (other than (x) unsecured indebtedness for working capital purposes (i) of the Onshore Group Members in an aggregate amount up to US$20,000,000 (or its equivalent in other currencies), and (ii) of all Group Members in an aggregate amount up to US$40,000,000 (or its equivalent in other currencies), and (y) unsecured shareholder loans subordinated on terms satisfactory to the Security Agent)

(p)     restriction on dividends, repayments/prepayments and other distributions to Holdco and the Sponsors; and any dividend payments by the Target Group Members received by the Obligors shall be deposited into the Offshore Debt Service Account; no other contractual restrictions on any dividends or distributions to any Group Member

(q) share capital

(r) pari passu ranking and security interest

(s) acquisition documents

(t) amendments to constitutional documents

(u) de-listing

(v) continued compliance with the PATRIOT Act, anti- terrorism acts and other compliance laws

(w) proceeds of the Loan will not be used to finance activities of any entity subject to US Sanctions administered by OFAC or similar laws

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	(x) insurance

	(y) arm’s length basis

	(z) further assurance

	(aa) restriction on treasury transaction

(bb)    mandatory prepayment by the Borrower in an amount equal to the Excess Cashflow on the date that is 30 days after the date the Borrower is required to deliver to the Facility Agent its audited consolidated annual financial statements, based on the Leverage (calculated based on the audited consolidated annual financial statements, commencing with the annual consolidated financial statements for the Financial Year 2014) grid as laid out below:

	Leverage	Percentage

	Equal to or greater than 2.50x	–90%

	<2.50x but >= 1.75x	–75%

	<1.75x but >=1.00x	–50%

	< 1.00x	–25%

	All mandatory prepayments of the Facility shall be applied towards the repayment instalments of Tranche A in the forward order of maturity

Hedging:	The Borrower and the Initial MLAs will negotiate in good faith any hedging requirements (including the option of not having any hedging requirements) with respect to the Facility in the Credit Agreement

Events of Default:	Subject to the Conditions Limitation Provisions, each of the following will be included in the Credit Agreement in respect of the Borrower and, if appropriate, any other member of the Group, subject to customary carve-outs and customary materiality qualifiers and customary grace periods:

	(a) non-payment unless failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date

	(b) any financial covenant not satisfied

	(c) failure to comply with any other obligations subject to agreed remedy periods if capable of remedy

	(d) misrepresentation

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(e) cross default, subject to an agreed minimum amount

(f) insolvency

(g) insolvency proceedings

(h) creditors’ process

(i) change of ownership of Group Members

(j) unlawfulness

(k) repudiation

(l) judgements

(m) cessation of business

(n) expropriation

(o) transaction documents

(p) material adverse change

(q)      Leverage ratio ((i) the calculation of EBITDA shall be based on the last quarterly financial statements of the Target Group delivered prior to the Closing Date; and (ii) the calculation of Net Debt shall not take into account any amount injected by Holdco into the Borrower after the Utilization Date (the “Cure Amount”) unless (A) it is by way of equity or subordinated shareholder loans on terms satisfactory to the Security Agent; and (B) the proceeds of such Cure Amount shall have been applied in prepayment of the Facility) on the date that is the two month anniversary of the Closing Date is greater than 4.3 to 1

Majority Lenders:	Lenders that hold in aggregate over 50.1% of the outstanding Commitments or Loan at any time

- 17 -	TERM SHEET

Assignments and Transfers:	(i) On or prior to the Utilization Date, any Initial Lender may assign any of its rights and obligations to (A) any of its affiliates; or (B) any entity set forth in a “white list” agreed with the Borrower prior to the date of the Commitment Letter (such entities, the “Eligible Assignees”), without any requirement of consent by the Company (provided that the underwriting commitments contained in the Commitment Letter shall remain unaffected until such Eligible Assignee has become party to the Credit Agreement); and (ii) after the Utilization Date, any Lender may assign any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, without any requirement of consent by the Company; provided that no assignment under (i) or (ii) shall result in any obligation to gross up the assignee (x) for taxes in excess of any gross up the Borrower would be required to pay the Lender as of the date of such assignment had such assignment not taken place or (y) for any FATCA withholding. No transfers may be made to the Borrower or any person that owns more than a 5% aggregate beneficial interest in the Borrower

Neither the Company nor any other member of the Group may assign any of its rights or transfer any of its rights and obligations under the Finance Documents (other than an assignment or transfer by Skipper Acquisition of its rights and obligations under the Finance Documents to the Target by operation of law upon the merger of Skipper Acquisition with and into the Target simultaneously with the consummation of the Acquisition)

Conditions Precedent:	As set forth in Annex A attached hereto

Conditions Subsequent:	Within 60 days from the Utilization Date or such longer period as agreed to by the Facility Agent:

(a)      the Borrower, the Security Agent and the Facility Agent shall enter into a control agreement with respect to the Offshore Debt Service Account (it being agreed that, notwithstanding this provision, the parties will use reasonable commercial efforts to enter into a control agreement prior to the Utilization Date); and

(b)      all security over the assets of the Target Group as contemplated by this Term Sheet shall be effected

Within three (3) business days from the Utilization Date or such longer period as agreed to by the Facility Agent, the Borrower shall deliver to the Facility Agent a certified copy of the merger certificate for the Acquisition

- 18 -	TERM SHEET

Miscellaneous Provisions:	The Credit Agreement will contain customary provisions relating to, among other things, default interest, market disruption, breakage costs, tax gross up and indemnities (subject to customary exceptions, including exceptions for day-1 U.S. federal withholding taxes (with respect to the Initial Lenders, from the date of the Commitment Letter) and FATCA), increased costs, set- off and administration

Governing Law:	New York, save for security documents, which may be governed by local laws

Jurisdiction:	Courts of New York save for security documents, which may be subject to local jurisdictions

- 19 -	TERM SHEET

Annex A

Conditions Precedent

All capitalized terms used but not defined in this Annex A have the meanings given to them in the Term Sheet (or as applicable, the Commitment Letter) to which this Annex A is attached, including the other Schedules and Exhibits thereto.

Subject to the Conditions Limitation Provisions, the funding under the Facility shall be subject only to the following conditions precedent, in addition to those expressly set forth in Clauses 4.2 and 4.3 of the Commitment Letter; provided that any amendment to, or waiver of satisfaction from, each of such conditions precedent may be effected with the prior written consent of the Initial MLAs and the Borrower only:

1.	The Facility Agent shall have received a certificate of the Borrower confirming that all the conditions precedent in respect of the Acquisition (including the receipt of regulatory and other requisite approvals for the Acquisition but other than the payment of the consideration) have been satisfied or waived without amendment or waiver materially adverse to the Finance Parties (attaching a copy of closing date items delivered to the Borrower). The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the borrowings under the Facility.

2.	The Merger Agreement shall not have been amended, waived or otherwise modified in any material respect in a manner materially adverse to the Finance Parties, in their respective capacities as such, without the prior written consent of the Initial MLAs (such consent not to be unreasonably withheld or delayed); provided that (a) a reduction in the purchase price under the Merger Agreement by more than 10% of the total acquisition consideration shall be deemed to be materially adverse; (b) any change to the terms of the Merger Agreement that increases the cash consideration required to be paid by the Borrower thereunder shall not be deemed to be materially adverse if such increase is funded with an increase in the aggregate amount of the Equity Contribution; and (c) any change to the definition of “Company Material Adverse Effect” contained in the Merger Agreement, any waiver of the condition precedent set forth in Section 8.02(a) or Section 8.02(d) of the Merger Agreement (regarding the absence of any “Company Material Adverse Effect”), or any change to the representation in Section 4.08 of the Merger Agreement, shall be deemed materially adverse to the Finance Parties.

3.	The Equity Contribution for the Acquisition shall have been consummated, or shall be consummated substantially concurrently with the borrowing under the Facility, the receipt of which contribution shall be deposited in the account of the Borrower opened with the Facility Agent. On the Utilization Date, after giving effect to the Transaction, neither Holdco, the Borrower, the Target nor any of its subsidiaries shall have any indebtedness for borrowed money other than (a) the Facility; and (b) any existing or future indebtedness permitted to be incurred or remain outstanding after the consummation of the Acquisition pursuant to the terms of the Credit Agreement.

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4.	The Facility Agent shall have received the following (collectively, the “Closing Deliverables”): (a) customary legal opinions from counsel to the Obligors; (b) customary evidence of authority of the Obligors’ officers; (c) customary officer’s certificates from the Obligors’ officers, together with certified copies of constitutional documents and corporate authorization documents; (d) a legal opinion of PRC counsel to the Borrower confirming the Onshore subsidiaries of the Target are not party to any agreement that limits their ability to declare and pay dividends; (e) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Obligors; (f) customary lien searches with respect to Holdco and the Borrower requested by the Initial MLAs no less than 30 days prior to the date the Acquisition is required to be consummated pursuant to the terms of the Merger Agreement; (g) customary evidence of property and liability insurance policies, to the extent that any has been taken out by the Group; (h) a solvency certificate substantially in the form set forth in Annex B from the chief financial officer or other officer with equivalent duties of the Borrower; (i) a customary utilization request, which may be delivered on or prior to the Utilization Date; (j) certified copies of all material Acquisition documents (including the exhibits, schedules and all related documents and due diligence reports, the “Merger Agreement”) reasonably satisfactory to the Initial MLAs (it being agreed that the execution version of the Merger Agreement provided to the Initial MLAs on May 12, 2013 is reasonably satisfactory to the Initial MLAs) (it being agreed that if the due diligence reports are addressed to the Sponsors, the Facility Agent shall have received a customary letter from the Sponsors addressed to the Finance Parties agreeing to pay any report claims’ proceeds received to the Borrower); and (k) the audited consolidated financial statements reported by the Target’s auditors for the Financial Years ending December 31, 2011 and 2012, the agreed base financial model of the Group, including a pro forma balance sheet, and unaudited monthly and quarterly management accounts of the Target Group delivered under the Merger Agreement for each period ended subsequent to the date of the latest financial statements delivered to the Facility Agent, as to which financial statements are available prior to the Utilization Date.

5.	The Finance Parties shall have received all documentation and other information about the Obligors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing at least five business days prior to the Utilization Date.

6.	Payment of fees, costs and expenses due to the Finance Parties under the Commitment Letter and the Fee Letter required to be paid on the Utilization Date, the invoice of which has been provided to the Borrower within two business days after the Borrower has delivered to the Finance Parties an irrevocable utilization request for the Facility but in any event prior to the Utilization Date.

7.	Subject in each case to the Conditions Limitation Provisions, (a) the execution and delivery by the Obligors to the Security Agent of a customary security agreement with respect to the Facility and the execution and delivery of customary documentation giving effect to the guarantee in respect of the Facility, pursuant to which the Obligors grant a first priority lien and security on their assets in favor of the Security Agent for the benefit of the Finance Parties and authorizes the Security Agent to file customary UCC-1 financing statements with respect thereto; (b) in the case of any pledge of stock of the Borrower, delivery to the Security Agent of any applicable stock certificates with customary stock powers, instruments of transfers or bought and sold notes, as the case may be, executed in blank; and (c) in the case of any pledge of promissory notes of Holdco and the Borrower, if applicable, delivery to the Security Agent of any applicable promissory notes with customary allonges executed in blank.

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Annex B

Form of

Solvency Certificate

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [—] of the Credit Agreement, dated as of [—] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Skipper Limited (the “Parent”), Skipper Acquisition Corporation (the “Borrower”), Bank of Taiwan, Cathay United Bank, ICBC International Capital Limited, Maybank Investment Bank Berhad and Nomura International (Hong Kong) Limited, as the Mandated Lead Arrangers, Bank of Taiwan, as Facility Agent, Cathay United Bank, Co., LTD, as Security Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, [•], solely in my capacity as the duly appointed and acting Chief Financial Officer of the Borrower, and not individually, DO HEREBY CERTIFY to the Finance Parties, as follows:

1.	I AM KNOWLEDGEABLE OF THE FINANCIAL AND ACCOUNTING MATTERS OF THE BORROWER, THE TARGET AND ITS SUBSIDIARIES, THE CREDIT AGREEMENT AND THE COVENANTS AND REPRESENTATIONS (FINANCIAL OR OTHERWISE) CONTAINED THEREIN.

2.	IMMEDIATELY AFTER GIVING EFFECT TO THE ACQUISITION AND ON THE UTILIZATION DATE:

(a)	the fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis;

(b)	the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on their debts, on a consolidated basis, as they become absolute and matured;

(c)	the capital of the Borrower and its subsidiaries, on a consolidated basis, will not be unreasonably small in relation to their collective businesses, taken as a whole, as now conducted and as proposed to be conducted immediately following completion of the Acquisition; and

(d)	the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur on or immediately following completion, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured.

For the purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For the purpose of this Certificate, it is assumed that the indebtedness and the other obligations incurred under and in connection with the Facility will come due at maturity.

- 22 -	TERM SHEET

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

SKIPPER ACQUISITION CORPORATION

By:
Name:
Title:	Chief Financial Officer

- 23 -	TERM SHEET

Schedule 1

Financial Definitions

“Acceptable Bank” means (a) a bank or financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s; (b) any Agent, Mandated Lead Arranger or Lender (or any of its Affiliates); (c) such other banks to be agreed by the Finance Parties and the Borrower and specified in the Credit Agreement; or (d) any other bank approved by the Majority Lenders.

“Acceptable Funding Sources” means:

(a)	New Shareholder Injections (other than any Cure Amount and Currency Cure Amount);

(b)	any Excess Cashflow not required to be used to prepay the Loan; and

(c)	the proceeds of disposals, insurance claims, reports claims and hedge unwinding that are not required to be used to prepay the Loan.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity that is not a Group Member which liability would fall within one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the date that is 91 days after the Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

- 24 -	TERM SHEET

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that, (x) all obligations of any Group Member in respect of Hedge Agreements entered into not for speculation; (y) any amount of liability under an advance or deferred purchase agreement entered into by any Group Member in the ordinary course of business in respect of the supply of assets or services from any supplier to the extent that such assets or services are then supplied or provided by a Group Member to any other third party and payment by the first mentioned Group Member to such supplier is due only after the payment from such other third party is due; and (z) any Entrusted Loans, shall in each case be excluded.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure that, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations).

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) that, under the Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment.

“Cash” means, at any time, cash in hand or at bank and credited to an account in the name of a Group Member with an Acceptable Bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable on demand (subject only, if relevant, to time deposit arrangements that can be terminated at any time);

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Security securing the obligations under the Finance Documents (the “Transaction Security”) or any permitted Security constituted by a netting or set-off arrangement entered into by Group Members in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.

- 25 -	TERM SHEET

“Cash Equivalent Investments” means at any time:

(a)	(x) time deposits, demand deposits or certificates of deposit maturing within one year after the relevant date of calculation or (y) overnight bank deposits and, in each case, issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State that has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued or guaranteed by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	that matures within one year after the relevant date of calculation; and

(iv)	that has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer or guarantor of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds that (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any Group Member is alone (or together with other Group Members beneficially entitled at that time and that is not issued or guaranteed by any Group Member or subject to any Security (other than Transaction Security).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period without any double counting:

(a)	plus (to the extent not included in EBITDA) the amount of any rebate, credit or indemnity payment in respect of any Tax actually received in cash by any Group Member during that Relevant Period and minus all amounts of Tax actually paid or due and payable by any Group Member during that Relevant Period;

- 26 -	TERM SHEET

(b)	plus (to the extent not included in EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Member during that Relevant Period from any entity that is not itself a Group member and minus (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during that Relevant Period to non-controlling shareholders in Group Members;

(c)	minus all Capital Expenditure actually funded by Group Members during that Relevant Period except to the extent funded from Acceptable Funding Sources;

(d)	plus any decrease and minus any increase of Working Capital between the beginning and end of that Relevant Period;

(e)	minus all non-cash credits and release of provisions (that are not Current Assets or Current Liabilities) and plus all non-cash debits and other non-cash charges and provisions included in establishing EBITDA for that Relevant Period;

(f)	plus any positive and minus any negative Exceptional Items, received or which are actually paid by any Group Member in cash during that Relevant Period to the extent not already taken into account in calculating EBITDA for that Relevant Period;

(g)	plus all cash receipts and minus all payments in cash during that Relevant Period in relation to any post-employment benefit scheme to the extent that those cash payments are not already taken into account in calculating EBITDA for that Relevant Period; and

(h)	minus, to the extent already included in Cashflow, the proceeds of disposals, insurance claims, reports claims and hedge unwinding that are required to be used to prepay the Loan, and any New Shareholder Injections.

“Cashflow Cover” means, in respect of any Relevant Period, the ratio of (a) Cashflow for that Relevant Period:

plus (x) all amounts of Tranche B Dividend Tax actually paid or due and payable by, or withheld by, any Group Member for that Relevant Period; and (y) the credit balance maintained at the Offshore Debt Service Account on the last day of the applicable Relevant Period, minus the amount of any rebate, credit or indemnity payment in respect of any Tranche B Dividend Tax actually received in cash by any Group Member during that Relevant Period,

to (b) Debt Service (net of Debt Service for Tranche B) for that Relevant Period.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, trade and other receivables of each Group Member including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation and including lease prepayments and excluding:

(a)	receivables in relation to rebates for tax on profits;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

- 27 -	TERM SHEET

(d)	any accrued Interest owing to any Group Member.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Member falling due within twelve months from the date of computation but excluding:

(a)	liabilities for Borrowings and Interest Payable;

(b)	liabilities for tax on profits;

(c)	Exceptional Items and other non-operating items; and

(d)	insurance claims;

(e)	liabilities in relation to dividends declared but not paid by any Group Member to a person that is not a Group Member.

“Debt Service” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	Net Cash Interest Costs for that Relevant Period;

(b)	the aggregate of all scheduled payments of principal of any Borrowings of Group Members falling due during that Relevant Period excluding, for the avoidance of doubt, any voluntary or mandatory prepayment of those Borrowings and taking into account any reduction in those scheduled payments resulting from a voluntary or mandatory prepayment and excluding any such obligations owed to any Group Member and any amounts falling due under any overdraft or revolving facility which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable by any Group Member under any Capitalised Lease Obligations.

and so that no amount shall be included more than once; provided that, at no time shall Debt Service be less than zero and Debt

Service shall be deemed to be zero if the amount computed based on the above shall be less than zero.

“Debt Service for Tranche A” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	the aggregate of Net Cash Interest Costs in respect of Tranche A paid or payable by any Obligor during that Relevant Period; and

(b)	the aggregate of all scheduled payments of principal of Tranche A falling due during that Relevant Period excluding, for the avoidance of doubt, any voluntary or mandatory prepayment of Tranche A and taking into account any reduction in those scheduled payments resulting from a voluntary or mandatory prepayment, and so that no amount shall be included more than once; provided that, at no time shall Debt Service for Tranche A be less than zero and Debt Service for Tranche A shall be deemed to be zero if the amount computed based on the above shall be less than zero.

- 28 -	TERM SHEET

“Debt Service for Tranche B” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	the aggregate of all interest in respect of Tranche B paid or payable by any Obligor during that Relevant Period;

(b)	the aggregate of all scheduled payments of principal of Tranche B falling due during that Relevant Period excluding, for the avoidance of doubt, any voluntary or mandatory prepayment of Tranche B and taking into account any reduction in those scheduled payments resulting from a voluntary or mandatory prepayment, and so that no amount shall be included more than once.

“EBITDA” means, for any Relevant Period, the consolidated operating profit (or loss) of the Group from ordinary activities without double counting:

(a)	before deducting Interest Payable (for the purpose of this deduction only, including capitalised Interest and amortisation of arrangement, underwriting and participation fees and similar issue costs);

(b)	before deducting any amount of Tax paid, or due and payable by any Group Member during that Relevant Period;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to amortisation or impairment of intangible assets and depreciation or impairment of tangible assets;

(d)	before taking into account any non-cash provision, charge, cost, expense or profit in each case related to any stock option incentive or management equity plan accrued during that Relevant Period;

(e)	excluding (to the extent included) Interest Income;

(f)	excluding any Exceptional Items;

(g)	after deducting the amount of profit (or adding back the loss) of any Group Member that is attributable to any non-controlling interests;

(h)	after deducting the amount of profit of any Non-Group Entity to the extent that the amount of such profit which is included in the financial statements of the Group exceeds the amount received or receivable in cash by Group Members through distributions by that entity and after adding back, to the extent not already included in EBITDA, the amount received or receivable in cash by Group Members through distributions by Non-Group Entities to the extent it exceeds the amount of such profit which is included in the financial statements of the Group;

(i)	before taking into account any income or charge (including any deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

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(j)	before taking into account any realised or unrealised gains or losses on any derivative instrument;

(k)	after adding back (to the extent otherwise deducted) Acquisition Costs;

(l)	after adding the proceeds of any business interruption or similar insurance received during the Relevant Period;

(m)	before taking into account the amount of any loss or gain against book value arising on (i) a disposal (other than in the ordinary course of trading) or (ii) revaluation, of any asset during that Relevant Period; and

(n)	after deducting any other non-cash gain, and after adding back any other non-cash expense (provided that, to the extent that any non-cash expense is added back in the calculation of EBITDA for any Relevant Period and such expense becomes a cash expense or otherwise becomes payable in cash in any subsequent Relevant Period, such expense shall be deducted in the calculation of EBITDA for such subsequent Relevant Period).

“Effective Dividend Tax Rate” means, in respect of any Relevant Period, the rate obtained by dividing (A) the aggregate of all tax amounts actually paid or due and payable by, or withheld by, any Group Member, with respect to any dividends paid by any Group Member to the Borrower for that Relevant Period by (B) the aggregate of all dividends paid by any Group Member to the Borrower for that Relevant Period.

“Entrusted Loans” means borrowings by an Onshore Subsidiary from a bank that are secured by a pledge of deposits made by another Onshore Subsidiary to the lending bank as security for such borrowings; provided that, such borrowings are not reflected on the consolidated balance sheet of the Borrower.

“Exceptional Items” means any items that are exceptional, non-recurring, extraordinary or one-off representing gains or losses, including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provision for the cost of restructuring;

(b)	disposal, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means the result (if positive) of Cashflow for a Financial Year (the “Excess Cashflow Financial Year”) less A (except to the extent already deducted in calculating Cashflow) and plus B where:

A is the aggregate of:

(a)	Debt Service for the Excess Cashflow Financial Year (taking into account any reduction in the scheduled payments during such Financial Year resulting from a voluntary or mandatory prepayment);

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(b)	the aggregate amount of voluntary prepayments made under the Agreement during the Excess Cashflow Financial Year;

(c)	to the extent included in Cashflow for the Excess Cashflow Financial Year, proceeds of disposals or insurance claims permitted to be retained for reinvestment purposes;

(d)	to the extent included in Cashflow for the Excess Cashflow Financial Year, amounts claimed but not received under business interruption or similar insurance during the Excess Cashflow Financial Year; and

B is any amounts claimed in respect of a previous Financial Year from business interruption insurance (or its equivalent) but not received in cash by the date of determination of Excess Cashflow for that previous Financial Year which are received in cash in the Excess Cashflow Financial Year.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means each period of three months ending on a Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Hedge Agreements” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any person arising from fluctuations in the interest rate, currency values or commodity prices.

“Interest” means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including, without limitation:

(a)	the interest element of Capitalised Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Group Member; and

(d)	commitment, utilisation and non-utilisation fees payable or incurred in respect of any Borrowings,

but excluding all arrangement, underwriting and participation fees and similar issue costs, the Acquisition Costs, any fronting arrangements, any capitalised interest, and any realised or unrealised gains or losses on any financial instrument (other than any derivative instrument (excluding Hedging Agreements entered into by a Group Member not for speculation) which is accounted for on a hedge accounting basis).

“Interest Cover” means the ratio of EBITDA to Net Cash Interest Costs of the Group in respect of any Relevant Period.

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“Interest Income” means, for a Relevant Period, without duplication, the amount of Interest accrued (whether or not received) due to any Group Member during that Relevant Period and any interest payable to a Group Member on any Cash or Cash Equivalent Investments.

“Interest Payable” means, for a Relevant Period, the aggregate of Interest, commission and other recurrent financial expenses in respect of any Borrowings paid or payable by any Group Member during that Relevant Period but excluding any capitalised Interest, the amount of any discount amortised and any other non-cash Interest charges during that Relevant Period and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by Group Members under Hedging Agreements (excluding Hedging Agreements entered into by a Group Member not for speculation) in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealised hedging arrangements;

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to Group Members under Hedging Agreements (excluding Hedging Agreements entered into by a Group Member not for speculation) in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealised hedging arrangements; and

(c)	any Interest, commission and other recurrent financial expenses in respect of any Borrowings owed to any other Group Member will be excluded.

“Leverage” means the ratio of Net Debt on the last day of a Relevant Period to EBITDA in respect of that Relevant Period.

“Net Cash Interest Costs” means, for a Relevant Period, the amount of Interest Payable during that Relevant Period less Interest Income during that Relevant Period; provided that, at no time shall Net Cash Interest Costs be less than zero and Net Cash Interest Costs shall be deemed to be zero if the amount computed based on the above shall be less than zero.

“Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings at that time (without double counting) but:

(a)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Group Member at such time (but only to the extent of any Borrowings of the Group Members); and

(b)	excluding any such obligations to any other Group Member,

and so that no amount shall be included or excluded more than once.

“New Equity” means the cash proceeds of fully paid ordinary shares in the Borrower, which are issued to Holdco for cash after the Utilization Date.

“New Shareholder Injections” means the aggregate amount of New Equity and/or New Subordinated Liabilities.

- 32 -	TERM SHEET

“New Subordinated Liabilities” means subordinated shareholder loans (on terms satisfactory to the Security Agent) arising after the Utilization Date.

“Non-Group Entity” means an investment or entity (which is not itself a Group Member (including associates and Joint Ventures)) in which any Group Member has an ownership interest.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on or about the last day of a Financial Year and each period of twelve months ending on or about a Quarter Date.

“Tranche B Dividend Tax” means the amount calculated based on the following:

Debt Service for Tranche B
	X	Effective Dividend Tax Rate

1 - Effective Dividend Tax Rate

“Working Capital” means, on any date, Current Assets less Current Liabilities.

- 33 -	TERM SHEET

EXHIBIT B

STANDARD TERMS AND CONDITIONS

1.	Indemnification; Taxes.

1.1	You agree, whether or not definitive documentation is executed or the Transaction is consummated or the Facility are provided or any amounts are drawn thereunder:

(a)	to indemnify and hold harmless each of the Commitment Parties and their respective affiliates, partners, controlling persons (if any), officers, directors, employees, advisors, representatives and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses (collectively, “costs”) brought by or against any person, including stockholders or shareholders of the Sponsors, Holdco, Parent, the Borrower or any other member of the Group or any affiliates thereof to which any such indemnified person may become subject arising out of or in connection with the Commitment Documents, the Facility, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding (or the preparation of any defense with respect thereto) commenced or threatened, relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (other than any disputes solely among indemnified persons (other than any claims against the Mandated Lead Arrangers, the Banks, the Initial Lenders and the facility agent and security agent in such capacity or in fulfilling its role in such capacity) and not arising out of any act or omission of the Sponsors, Holdco, Parent, the Borrower or any other member of the Group or any of their respective affiliates), including those arising out of or in relation to or in connection with, (i) any untrue statement (or alleged untrue statement) of a material fact, when taken as a whole, contained in any written information made available by or on behalf of the Sponsors, Holdco, Parent, the Borrower or any other member of the Group or any of the Sponsors’, Holdco’s, Parent’s, the Borrower’s or such member’s representatives or any Information Memorandum approved by the Sponsors, Holdco, Parent or the Borrower (including any preliminary summary of the Facility prepared by the Mandated Lead Arrangers and approved by the Sponsors, Holdco, Parent or the Borrower) or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading in any material respect, except to the extent that any such loss, claim, damage or liability solely results from fraud, willful misconduct or gross negligence of, or a material breach of its express contractual obligations under the Commitment Documents or Finance Documents by, the indemnified person or related indemnified persons (as defined below) in performing the services that are the subject of this Commitment Letter in each case pursuant to a claim made by the Borrower and as determined by a non-appealable judgment of a court of competent jurisdiction; or (ii) any breach by the Sponsors, Holdco, Parent and the Borrower of the terms of the Commitment Documents; or (iii) the preparation or distribution of an Information Memorandum by or on the Sponsors’, Holdco’s, Parent’s or the Borrower’s behalf in connection with the syndication of the Facility, except to the extent that any such loss, claim, damage or liability solely results from fraud, willful misconduct or gross negligence of, or a material breach of its express contractual obligations under the Commitment Documents or Finance Documents by, the indemnified person or related indemnified persons in performing the services that are the subject of this Commitment Letter, in each case pursuant to a claim made by the Borrower and as determined by a non-appealable judgment of a court of competent jurisdiction;

EXHIBIT B-1	COMMITMENT LETTER

(b)	to reimburse each indemnified person upon demand for any legal (on a full indemnity basis) or other expenses reasonably incurred in connection therewith, including investigating or preparing to defend or defending any of the foregoing;

(c)	to promptly pay or reimburse on demand the Commitment Parties for all reasonably incurred out-of-pocket expenses (including legal, travel, accommodation, communications and other miscellaneous expenses, any fees and expenses (including any applicable taxes) of legal counsel (limited to one set of legal counsel in each applicable jurisdiction), if any, and any other advisor or consultant retained by the Commitment Parties, due diligence expenses, syndication expenses, preparation of marketing materials and marketing), incurred in connection with the Facility and any related documentation (including the Commitment Documents), including the amendment, modification or waiver thereof; and

(d)	to pay all costs of each Commitment Party (including fees, charges and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies under the Facility and the Commitment Documents.

You agree to co-operate with the indemnified person and to give, so far as it is able to procure the giving of, all such information and render all such assistance to such indemnified person as it may reasonably request in connection with any action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of the indemnified party in relation to any such action, proceeding or investigation. No indemnified person shall be liable to any person for any damages arising from or in connection with the Transaction or the other transactions contemplated hereby (including the use by unintended recipients of Information or other materials distributed through electronic, telecommunications or other information transmission systems), except solely as a result of the fraud, willful misconduct, gross negligence, or a material breach of its express contractual obligations under the Commitment Documents or Finance Documents by, such indemnified person and related indemnified person in performing the services that are the subject of this Commitment Letter in each case pursuant to a claim made by the Borrower and as determined by a non-appealable judgment of a court of competent jurisdiction.

For purposes of this Clause 1.1, a “related indemnified person” of an indemnified person means (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates, and (c) the respective agent of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such indemnified person, controlling person or such controlled affiliates, provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of the Commitment Documents.

EXHIBIT B-2	COMMITMENT LETTER

You agree that the reimbursement and indemnity obligations of you to the indemnified persons under this Exhibit will be in addition to any liability which you or any other Obligor may otherwise have to the indemnified person, and shall be binding on and inure to the benefit of any successors, assigns, heirs and personal representatives of you, the Commitment Parties and any indemnified person.

To the extent that any indemnified person cannot directly enforce this clause for its benefit, you agree that the Commitment Parties hold the benefit of this clause on trust for each indemnified person and may enforce it against you on behalf of that indemnified person.

1.2	No Commitment Party or other indemnified person shall have any duty or obligation, whether as a fiduciary for any indemnified person or otherwise, to recover any payment made or required to be made under the Commitment Documents.

1.3	The agreements of the Commitment Parties and of any Lender that issues a commitment to provide financing under the Commitment Documents or the Facility are made solely and exclusively for the benefit of the Borrower, the Commitment Parties and each such Lender (and their successors and permitted assigns, and each indemnified person) and nothing herein express or implied shall give or be construed to give to any other person any legal or equitable rights or remedies of any kind whatsoever.

1.4	You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or affiliate thereof act or be responsible as a fiduciary to any person, including the Sponsors, Holdco, Parent, the Borrower, their affiliates, their management, stockholders, creditors or any other person. Each party hereto hereby expressly disclaims any fiduciary relationship and agrees it is responsible for making its own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that no Commitment Party has advised or is advising the Sponsors, Holdco, Parent, the Borrower or their affiliates as to any legal, accounting, regulatory or tax matters, and that the Sponsors, Holdco, Parent, the Borrower and their affiliates are consulting their own advisors concerning such matters to the extent deemed appropriate.

1.5	All payments to be made under the Commitment Documents (a) shall be paid in the currency of invoice or as stated in the Fee Letter and in immediately available, freely transferable cleared funds to such account with such bank as the relevant Commitment Party shall notify to you; (b) shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law and certified by the Borrower to the Mandated Lead Arrangers for the Lenders (and if a Tax Deduction is required by law to be made, (i) the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and (ii) the Mandated Lead Arrangers shall receive satisfactory evidence of payment by the Borrower of such Tax Deduction to the relevant taxing authorities); (c) are exclusive of any value added tax or similar charge (“VAT”); (d) are exclusive of any tax that may be assessed on any Commitment Party in connection with the Transaction, including any business tax or similar charge (“Transaction Tax”), but excluding any tax assessed based on the income of such Commitment Party; and (e) shall be made together with the relevant payment (as specified in the Fee Letter, if applicable) or otherwise within three (3) business days of any demand. If VAT or a Transaction Tax is chargeable, you shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of such VAT or Transaction Tax.

EXHIBIT B-3	COMMITMENT LETTER

1.6	You acknowledge that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted to prospective participants in the Facility that have agreed to keep such information and materials confidential, including by the posting of such materials on IntraLinks or another similar electronic system (the “Platform”). No person will be liable to the Sponsors, Holdco, Parent, the Borrower or any of their affiliates or any of their respective security holders, creditors or other parties for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons except as a result of such person’s fraud, gross negligence, wilful misconduct or breach of its express material contractual obligations under the Commitment Documents or Finance Documents pursuant to a claim made by the Borrower (in each case as determined by a non-appealable judgment of a court of competent jurisdiction).

1.7	No person shall be liable to any other person for any special, indirect, consequential or punitive damages arising in connection with the Facility, the Commitment Documents or the Transaction.

2.	General Terms.

2.1	You acknowledge that the Commitment Parties or their affiliates (a) may provide debt financing, equity capital or other services to other persons with whom the Sponsors or their affiliates may have conflicting interests in respect of the Transaction or other transactions; (b) may act in more than one capacity in relation to the Transaction and may have conflicting interests in respect of such different capacities; and (c) may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including trading in or holding long, short or derivative positions in securities, loans or other financial products of Holdco, Parent, the Borrower or their affiliates, one or more potential bidders or other entities connected with the Acquisition, the Transaction or the other transactions contemplated hereby. You agree that a Commitment Party is not required to restrict its activities as a result of the Commitment Documents and that each Commitment Party may undertake any business activity without further consultation with or notification to you, Holdco, Parent or the Borrower. You agree that neither the Commitment Documents nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) that would prevent or restrict any Commitment Party or its affiliates from acting on behalf of other customers or for its own account. You acknowledge and agree that the Commitment Parties and their affiliates have no obligation to use any information obtained from another source for the purposes of the Transaction or to furnish such information to the Sponsors, Holdco, Parent, the Borrower or their affiliates or otherwise to account for any revenue or profits obtained in connection with the activities referenced in this Clause 2.1.

EXHIBIT B-4	COMMITMENT LETTER

2.2	Your rights and obligations under the Commitment Documents shall not be assigned or transferred, as applicable, by you without the prior written consent of each Mandated Lead Arranger (and any purported assignment or transfer without such consent shall be null and void) except by Skipper Acquisition of its rights and obligations under the Finance Documents to the Target by operation of law upon the merger of Skipper Acquisition with and into the Target simultaneously with the consummation of the Acquisition. In arranging and underwriting the Facility, and in providing the other services contemplated by the Commitment Documents (including acting in an agency capacity), the Commitment Parties may employ any one or more of their affiliates, and in such instances the term “Commitment Parties” shall be deemed to include a reference to such affiliates.

2.3	The Commitment Documents may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. The Commitment Documents are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede all prior communications, written or oral, with respect thereto.

2.4	The Commitment Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) by or among the parties hereto based upon, arising out of or relating to the Commitment Documents or the Transaction, shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A. In relation to any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to the Commitment Documents or the transactions contemplated thereby (“Proceedings”), the parties hereto irrevocably submit, to the fullest extent permitted by applicable laws, to the exclusive jurisdiction of any New York State court or U.S. Federal court sitting in New York City, and any appellate court thereof; provided that this submission shall not affect the right of any Commitment Party to take Proceedings in any other court having competent jurisdiction, and the parties agree that the Commitment Parties may take concurrent Proceedings in any number of jurisdictions to the extent permitted by law. The parties hereto irrevocably waive, to the fullest extent permitted by applicable laws, all rights to any objection to any Proceedings in such courts on the grounds of venue or that Proceedings have been brought in an inappropriate forum. EACH OF THE PARTIES TO THE COMMITMENT DOCUMENTS IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE COMMITMENT DOCUMENTS, THE TRANSACTION AND ANY CLAIM OR COUNTERCLAIM ARISING IN CONNECTION THEREWITH.

2.5	You agree to (a) permit the Commitment Parties to review and approve any reference to any of them or their affiliates in connection with the Facility or the financing contemplated hereby in any press release or other public disclosure or announcement prior to the public release thereof; and (b) that each Commitment Party may exercise its rights or fulfill its obligations hereunder though any of its affiliates; provided that such actions shall not relieve such Commitment Party of any of its obligations to you under the Commitment Documents.

EXHIBIT B-5	COMMITMENT LETTER

2.6	The Commitment Parties hereby notify you, Holdco, Parent, the Borrower and your and their affiliates that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107- 56 (signed into law on October 26, 2001)) (the “Patriot Act”), they, and each Lender, may be required to obtain, verify and record information that identifies the Sponsors, Holdco, Parent, the Borrower, your and their affiliates, which information includes name, address and other information that will allow the Commitment Parties and each Lender to identify you, Holdco, Parent, the Borrower and your and their affiliates in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

2.7	The obligations of the Commitment Parties under the Commitment Documents are several, and no Commitment Party is or shall be responsible for the obligations of any other Commitment Party. The rights of a Commitment Party under the Commitment Documents are independent and divided rights. Each Commitment Party may separately enforce those rights. Each Bank’s respective underwriting commitments hereunder and its obligation to provide their respective amounts of the Facility shall be correspondingly reduced upon a new Bank becoming party to the Commitment Letter as a Bank or upon a Lender’s execution of the Credit Agreement.

2.8	If at any time any provision of the Commitment Documents is or found to be illegal, invalid or unenforceable in any respect under the applicable law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect (a) the legality, validity or enforceability of the remaining provisions of the Commitment Documents; or (b) the validity or enforceability of such provision under the applicable law of any other jurisdiction.

2.9	Please note that the services being provided under the Commitment Documents are being provided only to the Borrower, Parent and Holdco, and not to any other person in any individual or other capacity.

2.10	Each of the Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of the Commitment Letter or a Fee Letter by facsimile or electronic transmission (including e-mail via PDF format) shall be effective as delivery of an original manually executed counterpart thereof.

2.11	References to BOT, CUB, ICBCI, ICBCI Holdings, Maybank, MIL, Nomura, NSIS in the Commitment Documents shall include their respective affiliates, successors and permitted assignees, as appropriate.

EXHIBIT B-6	COMMITMENT LETTER

2.12	When used in the Commitment Documents (a) “affiliate” and “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; (b) “Control” and “Controls” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has a meaning correlative thereto; and (c) “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

2.13	Those matters that are not covered by the provisions of the Commitment Documents are subject to the approval and agreement of the Commitment Parties and the Borrower.

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LEGAL_CN # 6765374.19

EXHIBIT B-7	COMMITMENT LETTER